Exhibit 11 - Computation of per share earnings

                                                        Six Months Ended         Three Months Ended
                                                             June 30,                June 30,
                                                     -----------------------   ----------------------
                                                         2000       1999          2000        1999
                                                     -----------  ----------   ----------  ----------
Weighted  average common shares outstanding           1,214,5141   1,235,136    1,213,741   1,231,241
Weighted average equivalent shares                           ---         ---          ---         ---
                                                      ----------  ----------   ----------  ----------
Weighted average common and common stock
   equivalent shares outstanding                       1,214,514   1,235,136    1,213,741   1,231,241
                                                      ==========  ==========   ==========  ==========
Net income                                            $  927,594  $  896,072   $  478,854  $  488,613
                                                      ==========  ==========   ==========  ==========
Earnings per share:
     Basic                                            $     0.76  $     0.73   $     0.39  $     0.40
                                                      ==========  ==========   ==========  ==========
     Diluted                                          $     0.76  $     0.73   $     0.39  $     0.40
                                                      ==========  ==========  ===========  ==========